Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT AND GENERAL RELEASE

This RETIREMENT AND CONSULTING AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between Craig B. Jones ("Jones") and Cousins Properties Incorporated (the "Company").

WITNESSETH

WHEREAS, Jones is employed with the Company as its Executive Vice President;

WHEREAS, Jones will retire from his employment with the Company and all offices he holds with the Company and its subsidiaries and affiliates effective December 31, 2012 (the "Retirement Date");

WHEREAS, the Company has agreed to provide Jones with certain payments and benefits to which he would not otherwise be entitled, as provided in this Agreement; and

WHEREAS, Jones and the Releasees (as defined below) want to settle fully and finally all differences, disputes and potential disputes between them arising out of Jones' employment and retirement from the Company as set forth below;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1 . Retirement and Consultancy. Jones agrees that he will continue to use his full business time and best efforts to fulfill all his duties and responsibilities as Executive Vice President of the Company through the Retirement Date. Jones will retire and his employment with the Company and any of its subsidiaries and affiliates will cease effective as of the end of the business day on the Retirement Date. Jones and the Company agree that from January 1, 2013 through March 31, 2013, Jones will (when requested by the Company) provide consulting services as the Company may reasonably request, and Jones agrees to provide such services within a reasonable timeframe as may be requested by the Company. The consulting services will not exceed 15 hours per month. No compensation (other than the consideration described in Section 2) will be paid to Jones for any consulting services provided under this Agreement.

2. Consideration. Provided that Jones satisfies the conditions of this Agreement (including, without limitation, Sections 6, 7, 8 and 9 below), the Company will provide Jones the following consideration (the "Consideration"):

A. Retirement Payments. The Company agrees to pay Jones $150,500.00 on the Retirement Date, and $150,500.00 in two equal installments of $50,166.66 each on January 31, 2013 and February 28, 2013, and one installment of $50,166.67 on March 14, 2013 (together, the "Retirement Payments"), provided Jones has timely executed the supplemental release described in Section 2(E) and not revoked such supplemental release.

B. Bonus. Provided that (i) Jones remains employed through his Retirement Date, (ii) the Compensation, Succession, Nominating and Governance Committee of the Company's Board of Directors awards annual cash incentive awards (i.e., annual "cash bonuses") to the Company's executive officers other than Jones for 2012, and (iii) Jones has timely executed the supplemental release described in Section 2(E) and not revoked such supplemental release, Jones' cash bonus for 2012 will be determined by applying a percentage that is not less than the average percentage of target bonus amount applicable to the Company's executive officers (other than Jones) to Jones' 2012 target bonus amount. Such bonus payment, if any, will be paid at the same time and in the same manner as other similar bonuses are paid to the Company's executive officers other than Jones, but in no event will any such bonus payment be made later than March 15, 2013.

C. COBRA Benefits. The Company will reimburse Jones (subject to applicable tax withholding) for amounts expended by Jones to purchase (via COBRA) health insurance benefits for himself, his spouse and eligible dependents through the Company's health plan for the period that begins on the Retirement Date and ends on the earlier of (i) 12 months after the Retirement Date, (ii) the date Jones becomes employed with an employer with whom Jones is eligible for health insurance benefits provided through that employer or (iii) the date Jones is no longer eligible for COBRA. Jones will tender reasonable and satisfactory proof of such expenditures, if any, to the Company within thirty (30) days of such expenditure, and the Company will reimburse Jones for such expenses within thirty (30) days of receipt of such proof. Jones also agrees to inform the Company of his becoming employed with an employer with whom Jones is eligible for health insurance benefits provided through that employer immediately upon beginning such employment.

D. Long-Term Incentive Compensation. Subject to the supplemental release described in Section 2(E) becoming effective, the Company shall provide the following additional benefits with respect to certain long-term incentive compensation awards granted to Jones. Except as specifically changed in this Section 2(D), long-term incentive compensation awards shall be governed by the terms of the applicable award agreement.

The Company shall accelerate vesting with respect to all shares of restricted stock ("Restricted Stock") issued to Jones under the Company's 2009 Incentive Stock Plan (the "2009 Plan").

With respect to restricted stock units ("Restricted Stock Units") issued to Jones under the Company's 2005 Restricted Stock Unit Plan ("RSU Plan"), because Jones has attained Retirement (as defined in the Restricted Stock Units award agreements), Jones will be deemed to have satisfied any requirement of continued employment, but such Restricted Stock Units will vest and/or become payable only if the Company meets the applicable performance goals. The number of vested Restricted Stock Units will be determined based upon the Company's performance relative to the performance goals as set forth in the applicable award agreement, and will be paid to Jones, less applicable tax withholding, at the same time such Restricted Stock
Units are paid to other executives.

This Section 2(D) will amend and supersede any terms of the agreements related to the Restricted Stock which conflict with this Section 2(D) and, except as provided in this Section 2(D), such agreements shall continue in full force and effect.

E. Supplemental Release. The Company will give Jones a supplemental release (in substantially the same form as set forth in Section 3) on December 31, 2012 which covers the period from the date this Agreement is executed through December 31, 2012, and Jones will have 21 days to consider the supplemental release and 7 days to revoke the supplemental release. The parties agree that the Company will be relieved of its obligations under Sections 2(A), 2(B), 2(C) and 2(D) if such supplemental release is either not executed or is revoked during any applicable revocation period.

F. Acknowledgements. Jones acknowledges and agrees that the Consideration encompasses and is in lieu of and in full satisfaction of any and all other payments which Jones is owed, is potentially owed, or claims to be owed to him by the Company, regardless of where arising (except for any benefits owed, under the written terms of the Company's benefit plans, through the Retirement Date or as othe1wise specifically stated herein, base salary accrued through the Retirement Date, expenses incurred but unpaid up to the Retirement Date that are reimbursable in accordance with Company policy, rights to indemnification that Jones may have under the Company's articles of incorporation, bylaws, and the Indemnification Agreement dated June 19, 2007, and any coverage that Jones may have under any liability policy covering officers and directors) as of the Retirement Date including, without limitation, any other salary, severance, benefits, bonuses, deferred compensation, incentive compensation, equity compensation, vacation pay, pay, sick pay or other paid time off. For the avoidance of doubt, there shall be no benefits paid by the Company of any sort with respect to any of the Consideration.

3. Release and Covenant Not to Sue.

A. General Release. As a material inducement of the Company to enter into this Agreement, Jones hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and the Company's former and current employees, partners, members, managers, supervisors, attorneys, investors, agents, officers, directors, and affiliates, including parent companies, subsidiaries, benefit plans and divisions (collectively, with the Company, the "Releasees"), (except as to the Consideration and any benefits owed, under the written terms of the Company's benefit plans, through the Retirement Date or as otherwise specifically stated herein, base salary accrued through the Retirement Date, expenses incurred but unpaid up to the Retirement Date that are reimbursable in accordance with Company policy, rights to indemnification that Jones may have under the Company's articles of incorporation, bylaws, and the Indemnification Agreement dated June 19, 2007, rights that Jones may have under the Change in Control Severance Agreement between the Company and Jones, and any coverage that Jones may have under any liability policy covering officers and directors) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, including, but not limited to, any claims for compensatory damages, special damages, punitive damages, or any other form of compensation from the Releasees or any of them, or based upon any contract, covenant of good faith and fair dealing, or any tort, or any federal, state, or other governmental statute, regulation, ordinance or common law, including, without limitation claims for unpaid wages, vacation pay, or other fringe benefits; breach of any covenant of good faith and fair dealing; breach of an express or implied contract; violation of any other legal, equitable or contractual duty arising under the laws of any state or locality, or the laws of the United States, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; Executive Order 11246,30 Fed. Reg. 12319; 42 U.S.C. § 1985(3); the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; and the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, et seq., which Jones now has, owns or holds, or claims to have, own or hold, which Jones at any time heretofore had, owned or held, or claimed to have, against each or any of the Releasees, including claims arising under any other agreement or plan whatsoever, whether oral or written, with respect to matters up to the time Jones signs this Agreement; provided, however, that Jones does not release any claims for which releases are prohibited by law. Jones represents, acknowledges and agrees that he has been provided with all leave to which he may have been entitled under the Family and Medical Leave Act. Jones hereby covenants and agrees, to the fullest extent permitted by law, not to sue, file any grievance, complaint or arbitration, commence, or permit to be commenced or filed, any litigation, administrative charge, or other proceeding against any of the Releasees as described herein, with respect to any matter whatsoever, including, but not limited to, any matter arising from or relating to the terms and conditions of his employment with the Company, the termination of his employment with the Company, and any other actions taken by the Company concerning Jones up to the time of the Effective Date, except as otherwise provided in this Section 3(A). Notwithstanding the foregoing, nothing in this Agreement shall interfere with Jones' right to file a charge with or participate in an investigation or proceeding by the United States Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. However, the consideration provided to Jones under this Agreement shall be the sole relief provided for the claims released herein. Jones will not be entitled to recover, and hereby waives, any monetary benefits or other recovery in connection with any such charge or proceeding, without regard to who brings such charge or proceeding.

B. Release of Claims under the ADEA. In addition to the foregoing, Jones hereby knowingly and voluntarily releases and discharges the Releasees, collectively, separately and severally, from and for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA''), which he and/or his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Releasees. Notwithstanding any other provision or section of this Agreement, Jones does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by him.

Jones hereby acknowledges and represents that (i) he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (ii) the Company has advised (or hereby advises) Jones in writing to consult with an attorney prior to executing this Agreement, and (iii) Jones has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Agreement. Jones and the Company acknowledge and agree that any revisions made to this Agreement after it was initially delivered to Jones were either not material or were requested by Jones, and expressly agree that such changes do not restart the 21-day consideration period described above.

The parties hereby acknowledge this Agreement shall not become effective or enforceable until the eighth (8th) day after it is executed by Jones (the "Effective Date") and that Jones may revoke this Agreement at any time before the Effective Date.

In the event Jones revokes, he shall notify the Company in writing to its designated agent for this purpose no later than the last day of the revocation period. Such notice shall be delivered to the Company by national overnight delivery service such as Federal Express or United Parcel Service, the receipt of which shall be tracked by the delivery service, and addressed as follows:

Cousins Properties Incorporated
191 Peachtree Street, Suite 500
Atlanta, Georgia 30303-1741
Attn: Chief Financial Officer

4. Denial of Liability or Wrongful Conduct. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully in any way.

5. No Pending Claims. Jones represents that he has not filed, nor assigned to others the right to file, nor are there pending any complaints, charges or lawsuits against the Releasees with any governmental agency or any court, and that Jones shall not file any claims against the Releasees with any governmental agency or any court at any time hereafter for actions taken up to and including the Effective Date with respect to matters released by this Agreement. Jones agrees that he will not seek or be entitled to any personal or representative monetary recovery in any proceeding of any nature arising out of any of the matters released above.

6. Non-Disparagement. Except as otherwise required by law, Jones acknowledges and agrees that, for a period beginning upon execution of this Agreement and for three (3) years following the Retirement Date, he shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or any of the other Releasees, including, but not limited to, negative references to the Company's or a Releasee's services, policy, partners, directors, officers, managers, members, or employees, or take any other action that may disparage the Company or a Releasee to the general public and/or the Company's or Releasee's employees, clients, suppliers, and/or business partners. The Company agrees that it shall direct the members of its Board of Directors and its executive officers (each as of the Effective Date of this Agreement) that they shall not for a period of three (3) years following the Retirement Date make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Jones, including, but not limited to, negative references to Jones' services, or take any other action that may disparage Jones to the general public or his future employer, clients, suppliers, and/or business partners. All requests for references or other information from Jones' prospective employers shall be directed by Jones to the Company's head human resources officer, who shall advise that the Company policy is not to provide references and shall confirm only Jones' positions, dates of employment, and compensation with the Company.

7. Nondisclosure and Non-Solicitation.

A. Confidentiality. Jones agrees to and shall hold in confidence all Trade Secrets and all Confidential Information (each as defined below) and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate, or otherwise communicate any Trade Secrets or Confidential Information to any person or entity, without the prior written consent of the Company. Jones' obligation of non-disclosure as set forth herein with regard to each item constituting all or any portion of a Trade Secret shall continue for so long as such item continues to constitute a Trade Secret or Confidential Information, as the case may be.

"Confidential Information" means data or other information relating to the business of the Company or a

Releasee (other than Trade Secrets) that is or has been disclosed to Jones or of which Jones became aware as a consequence of or through Jones' relationship with the Company or a Releasee and which has value to the Company or a Releasee, is not generally known to the Company's or the Releasee's competitors (as applicable). Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or a Releasee (except where such public disclosure has been made by Jones without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

"Trade Secrets" means information protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret shall not include data or information that has been voluntarily disclosed to the public by the Company or a Releasee (except where such public disclosure has been made by Jones without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

B. Non-Solicitation of Employees. Jones covenants and agrees that for a period of twelve (12) months following the Retirement Date, Jones will not, directly or indirectly, solicit or encourage the solicitation or hiring of any person who was an employee of the Company at the Retirement Date and who continues to be an employee of the Company at, or was an employee within six (6) months before, the date of such solicitation, with whom Jones had material contact, by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise; provided that this covenant shall not apply to any employee (i) the solicitation of whom is approved by the Chief Executive Officer of the Company (such approval to be made in his or her sole discretion and may be withheld for any or no reason), (ii) who responds to any public advertisement or (iii) whose employment with the Company terminated, whether voluntarily or involuntarily, prior to any discussion with Jones regarding such matters.

C. Acknowledgements. Jones acknowledges and agrees that Jones' obligations under this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company and that any claim or cause of action by Jones against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any other adversely affected Releasee of the covenants and promises in this Section 7.

D. Reformation. In the event that any of the covenants in this Section 7 is found by a court of competent jurisdiction to be overly broad or otherwise unenforceable as written, the parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed.

8. Cooperation. Jones acknowledges and agrees that he will reasonably cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Jones, by virtue of Jones' employment with the Company, has relevant knowledge or information, without any further compensation other than what is provided in this Agreement.

9. Return of Company Property. On or prior to the Retirement Date, Jones will return to the Company all of the Company's property, including, but not limited to, keys, passcards, credit cards, computers and related equipment, cell phones, vendor or customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, data, document or piece of equipment belonging to the Company. Jones agrees not to retain any copies of the Company's property, including any copies existing in electronic form, which are in Jones' possession or control. Jones acknowledges that he has not and will not destroy, delete, or alter any Company property without the Company's written consent. This Section shall not be construed to relate to any of Jones' personal information which may be stored on the Company's computer that he used before the Retirement Date or personal information that he had at the Company's offices before the Retirement Date.

10. Modification. No provision of this Agreement may be changed, altered, modified or waived except in writing signed by Jones and an authorized representative of the Company's Board of Directors, which writing shall specifically reference this Agreement and the provisions which the parties intend to waive or modify.

11. Voluntary Agreement/Consultation with Counsel. Jones acknowledges the following: (a) he has read and fully understands the terms of this Agreement; (b) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence in agreeing to its terms; (c) has been (or is hereby) advised by the Company in writing that he may discuss this Agreement with his personal attorney, and has had an opportunity to do so; and (d) has been given a reasonable time (of at least 21 days) to consider whether he should enter into this Agreement. Jones has not and will not provide counsel to the Company with respect to this Agreement. The Company has retained independent counsel to advise the Company with respect to this Agreement.

12. Attorneys' Fees and Costs. If either patty brings a claim released or waived by or otherwise relating to this Agreement, or breaches any provision hereof, such party will pay the attorneys' fees incurred by the prevailing patty, in addition to any other damages or relief a court may award.

13. Entire Agreement. Except as expressly provided herein, this Agreement constitutes and contains the entire agreement and final understanding concerning Jones' relationship with the Company and the other subject matters addressed herein between the patties, and supersedes and replaces all prior negotiations and all other agreements proposed or otherwise (except the supplemental release referred to herein), whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either patty. Notwithstanding the foregoing, the Indemnification Agreement between the Company and Jones, dated as of June 19, 2007 and any certificates of awards issued to Jones under the 1999 Incentive Stock Plan, the 2009 Plan and the RSU Plan shall survive in accordance with their respective terms. For further clarity, each of the foregoing expressly survive and remain in full force and effect, and do not merge into this Agreement. For the avoidance of doubt, the Change in Control Severance Agreement between the Company and Jones, as amended, remains in effect; provided, however, that any amounts paid to Jones under this Agreement shall reduce the amounts that may become payable under such Change in Control Severance Agreement.

14. Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia, notwithstanding its provisions governing choice of law. Jones acknowledges and agrees that he was employed by the Company in Georgia. Subject to Section 19 below, any action to enforce any provision of this Agreement shall be brought exclusively in the appropriate state or federal court in the State of Georgia.

15. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

16. Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

17. Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

18. Injunctive Relief/Obligations. Jones acknowledges and agrees that the remedy at law for any breach of Sections 6, 7, 8 or 9 hereof will be inadequate and that in the event of such breach, the Company and/or the Releasees will suffer irreparable damage. Accordingly, in addition to all other remedies available, the Company and any other adversely affected Releasee will therefore be entitled, in aid of any arbitration conducted pursuant to Section 19 hereof, to temporary, preliminary or permanent injunctive relief from a court enjoining said breach or threatened breach without having to post a bond or other security. The existence of any claim, demand, action or cause of action of Jones against any Releasee shall not constitute a defense to the enforcement by the Company or any Releasee of any of the covenants or agreements herein. The existence of any claim, demand, action or cause of action of the Company or any Releasee shall not constitute a defense to the enforcement by Jones of any of the covenants or agreements herein.

19. Arbitration. Except as provided in Section 18 and below, any disputes or claims of any kind or nature, including the arbitrability of claims under this Agreement, between Jones and the Company for any reason whatsoever, shall be settled by final and binding arbitration in Atlanta, Georgia under the Federal Arbitration Act. The parties expressly agree that this Agreement involves interstate commerce and shall be governed by the provisions of the Federal Arbitration Act, 9 U.S.C. § 1 et seq., to the exclusion of any different or inconsistent state or local law, ordinance or judicial rule. Any disputes concerning the interpretation or the enforceability of this Agreement, including without limitation its revocability or voidability for any cause, the scope of arbitrable issues, and any defense based upon waiver, estoppel, or laches, shall be decided by the arbitrator.

Prior to filing a demand for arbitration, the party seeking arbitration shall serve upon the other patty written notice of an intent to arbitrate hereunder listing the claims to be arbitrated. Thereafter, the parties shall, for a period of two weeks, first attempt in good faith to resolve any such claim through informal negotiation. If the claim is not resolved, the arbitration shall be administered by an arbitration agency mutually agreeable to Jones and the Company, before an arbitrator mutually agreeable to Jones and the Company. Should the Company and Jones be unable to mutually agree upon an arbitration agency or an arbitrator within four weeks of either party's written notice of intent to arbitrate hereunder, or within two weeks from the time any court or other judicial body orders arbitration, the arbitration shall be administered by the American Arbitration Association before an arbitrator mutually agreeable to Jones and the Company. If Jones and the Company are thereafter unable to agree upon an arbitrator, the arbitrator shall be selected in accordance with the rules of the American Arbitration Association.

Upon the request of either party, the arbitrator's award shall include findings of fact and conclusions of law. Discovery in the arbitration by or to each party shall presumptively be limited to five depositions (including experts), twenty-five interrogatories (including subparts), and thirty document requests (including subparts). In considering the relevancy, materiality, and admissibility of evidence, the arbitrator shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, the self-evaluative privilege, and appropriate protection of the Company's Trade Secrets, personnel records, and other Confidential Information or proprietary information. Any arbitration of any claim by Jones pursuant to this Agreement may not be joined or consolidated with any other arbitration(s) by or against the Company, including through any class arbitration. Any arbitration of any claim by the Company pursuant to this Agreement may not be joined or consolidated with any other arbitration(s) by or against Jones. Notwithstanding any other provision of this Agreement, either party may seek temporary, preliminary, or permanent injunctive relief to aid and give effect to the arbitration required by this Section. If any provision of this Section is found to be invalid or unenforceable, such provision shall be severed or modified as necessary to permit this Section to be upheld and enforced to the maximum extent permitted by law.

20. Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by overnight courier, addressed as follows:

To the Company:        Cousins Properties Incorporated
191 Peachtree Street, Suite 500
Atlanta, Georgia 30303-1741
Attn: Chief Financial Officer

With a copy to:         Alan J. Prince, Esq.
King & Spalding LLP
1180 Peachtree Street

Atlanta, Georgia 30309

To Jones:             Mr. Craig Jones
3313 Paces Ferry Avenue
Atlanta, Georgia 30339

21. Termination by the Company for Good Cause. The Company may terminate Jones' employment ten (10) days after giving written notice to Jones for "Good Cause." "Good Cause" shall mean: (i) Jones' material breach of this Agreement; (ii) Jones' gross negligence in the performance or nonperformance of any of his material duties or responsibilities; (iii) Jones' dishonesty, fraud or willful misconduct with respect to, or disparagement of, the business or affairs of the Company; (iv) Jones' conviction of a felony; (v) Jones' abuse of alcohol or use of any illegal drug; or (vi) Jones' being absent from work for five consecutive days for any non-business related reason, other than an approved leave of absence, including without limitation any vacation or sick leave, such approval to be made in a manner consistent with prior practice and in any case not to be unreasonably withheld. In the event of the termination of Jones' employment for Good Cause, the Company will be released of all its obligations under this Agreement.

22. 409A. The parties to this Agreement intend that all payments and benefits under this Agreement be exempt from or comply with section 409A of the Internal Revenue Code of 1986, as amended.

JONES ATTESTS THAT HE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT JONES MAY HAVE AGAINST THE COMPANY.

/s/ Craig B. Jones
Craig B. Jones
Date: September 20, 2012

COUSINS PROPERTIES INCORPORATED

By: /s/ Lawrence L. Gellerstedt III
Lawrence L. Gellerstedt III
President and Chief Executive Officer
Date: September 20, 2012